Exhibit 99.2

InspireMD Receives CE Mark Approval for Its New CGuard RX and Announces Positive Six Month Follow-Up CARENET Trial Data at LINC 2015

The New CGuardTM RX Rapid Exchange System Receives CE Mark Approval

Six-Month Ultrasound Analysis Confirms Widely Patent Internal and External Carotid Arteries When Compared to Conventional Carotid Stents

BOSTON, MA – January 27, 2015 — InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection systems (“EPS”), today announced that it received CE mark approval for its new CGuard RX rapid exchange system for its MicroNetTM covered carotid stent technology. Concurrently, the Company announced positive 6 month follow up data from its CGuardTM CARENET (CARotid Embolic protection Study using microNET) trial at the LINC (Leipzig InterveNtional Course) meeting in Leipzig, Germany.

The Company announced today that it received CE mark approval for its new CGuardTM RX rapid exchange delivery system for its MicroNetTM covered embolic prevention system. The new state- of- the- art RX delivery system will enable clinicians to place the CGuard technology using an easy-to-use, and familiar, delivery system. The CGuard MicroNet mesh covered carotid stent remains unchanged.

Also today, Prof. Piotr Musiałek, Co- Principal Investigator for the CARENET study, from Jagiellonian University Medical College at John Paul II Hospital, Krakow, Poland, presented the CARENET 6 month data at a late breaking trial session at the LINC Meeting. There was one MACCE (major adverse cardiac and cerebrovascular) event reported at 6 months which was not device related. This 6 month MACCE rate is substantially lower than MACCE rates reported in other conventional carotid stenting trials. The duplex ultrasound analysis performed at 6 months confirmed widely patent carotid arteries, which were stented with the CGuard as determined by flow measurements indicating no sign of vessel narrowing, consistent with historical data of conventional carotid artery stenting. Importantly, the external carotid artery showed unimpeded flow in 100% of cases demonstrating that the MicroNet allows excellent blood flow into bifurcated arteries. The reduction in both the incidence and the volume of new ischemic lesions, as well as this 6 month data showing minimal restenosis concern, and 100% patent internal and external carotid arteries, indicates that the therapeutic benefits of the CGuardTM MicroNet technology may extend well beyond the acute procedural period.

Alan Milinazzo, CEO of InspireMD, commented, “We are very pleased to have received the CE mark approval for our CGuard RX rapid exchange system. This is an important milestone for the Company as it creates significant near term commercial opportunities for us.” He stated, “Physicians continue to be impressed with the superior clinical data and our 6 month results further validate that CGuard with MicroNet may represent a superior next generation of stenting technology. We plan to use the new clinical data and the RX approval to expand our commercial launch activities starting immediately.”

About CGuard EPS

The proprietary CGuard EPS uses the same MicroNet technology featured on the MGuard™ and MGuard Prime™ coronary embolic protection systems. The MicroNet technology is a single fiber knitted mesh wrapped on an open cell stent platform designed to trap debris that can dislodge and travel downstream after a patient is treated with traditional stenting methods. This technology seeks to protect patients from plaque debris and blood clots breaking off and which can lead to life threatening strokes. The size, or aperture, of the MicroNet ‘pore’ is only 150-180 microns in order to maximize protection against the potentially dangerous plaque and thrombus within the carotid artery.

CGuard EPS is CE Mark approved. CGuard EPS, however, is not approved for sales in the U.S. by the U.S. Food and Drug Administration at this time.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM) and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Craig Shore

Chief Financial Officer

InspireMD Inc.

Phone: 1-888-776-6804

Email: craigs@inspiremd.com